Exhibit 10.1

Haynes International, Inc. 1020 West Park Avenue P.O. Box 9013 Kokomo, Indiana 46904-9013 Tel: 765-456-6489 E-mail: sperry@haynesintl.com

[EMPLOYEE NAME]

[EMPLOYEE ADDRESS]

[EMPLOYEE ADDRESS]

Re: Retention Bonus

Dear [EMPLOYEE NAME]:

On February 5, 2024, Haynes International, Inc., a Delaware corporation (together with its subsidiaries, “Haynes”), announced that it had entered into a definitive agreement (the “Merger Agreement”) to be acquired by North American Stainless, Inc., a Delaware corporation (“NAS”) (the “Transaction”). The Transaction is tentatively planned to Close in the third calendar quarter of 2024.

In recognition of your continued service to Haynes through and beyond the Close, we are pleased to offer you the opportunity to receive a retention bonus under the terms and conditions described in this letter agreement (the “Agreement”).

I.	Definitions

a.	“Close” or “Closing” means the consummation of the acquisition of Haynes by NAS in accordance with the terms and conditions of the Merger Agreement.

b.	“Retention Bonus” means $[●].

c.	“Retention Period” means the time between the Closing and the six-month anniversary of the Closing.

II.	Payment

a.	Vesting. The Retention Bonus will vest as follows: (i) 50% of the Retention Bonus shall vest and become payable on the Closing and (ii) 50% of the Retention Bonus shall vest and become payable upon the completion of the Retention Period, in each case, conditioned on your continued employment with Haynes or its successor through the applicable vesting date.

b.	Timing. When any portion of the Retention Bonus vests pursuant to Section II(a) above, it shall be payable within 14 days following vesting.

c.	Withholdings. Each Retention Bonus payment will be subject to all applicable local, state, and federal withholdings and any other deductions required by law.

III.	Eligibility. You will be eligible to receive this Retention Bonus (or any portion thereof) if all the following eligibility criteria are satisfied:

a.	You are not on a written performance improvement plan as of the applicable vesting date.

b.	You are actively employed by Haynes or its successor on the applicable vesting date.

c.	You have not given notice of your intent to resign from employment without “Good Reason” (as defined below) on or before the applicable vesting date.

IV.	Acceleration.

a.	If, at any time following the date hereof and prior to the payment of any portion of the Retention Bonus, your employment is terminated without “Cause” (as defined in the Haynes 2020 Incentive Compensation Plan) or you resign for Good Reason, then the unpaid portion of your Retention Bonus shall accelerate and fully vest as of the date of such termination of employment and will be payable within 14 days following such termination. For the avoidance of doubt, you shall have no right to any outstanding and unpaid portion of the Retention Bonus if your employment is terminated for any reason other than those contemplated in the preceding sentence prior to such portion of the Retention Bonus becoming payable.

b.	For purposes of this Agreement, “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between Haynes and its affiliates, on the one hand, and you on the other hand, or, if there is no such agreement, or if any such agreement does not define “Good Reason,” it shall mean (i) a material reduction in your base salary or annual bonus opportunity or (ii) a relocation of your primary work site by more than 30 miles from your primary work site as of the date of this Agreement; provided that to invoke Good Reason under either clause (i) or (ii) above, you must (A) first provide written notice to Haynes or its successor of the existence of the Good Reason condition within 30 days of the initial existence of such event, (B) give Haynes or its successor an opportunity to cure any of the foregoing within 30 days following your delivery to Haynes or its successor of such written notice, and (C) actually resign from employment within 30 days following the expiration of Haynes’ or its successor’s 30-day cure period.

V.	Continued Employment. Nothing contained herein confers upon you any right to continued employment or to additional bonus awards, nor does this Agreement create an employment contract. Your employment remains at-will, meaning that you or Haynes (or its successor) may terminate the employment relationship at any time, with or without cause and with or without notice.

VI.	Miscellaneous:

a.	Governing Law. This Agreement is governed by and construed under and in accordance with the internal laws of the State of Indiana.

b.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

c.	Section 409A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. In no event whatsoever shall Haynes, NAS or any their respective affiliates be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

Please sign and date this Agreement and return the signed copy to Susan Perry, VP Human Resources by March 20, 2024.

We look forward to your continued employment with us.

Haynes International, Inc.

/s/ Michael Shor
Michael Shor

I agree and accept all terms contained in this Agreement.

By:
[EMPLOYEE NAME]

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